Exhibit 10.02

Description of Director Compensation Arrangements
as adopted on February 7, 2006

We do not compensate any employee for service as a director; our non-employee directors receive cash compensation and stock options for their services as directors.

Cash Compensation.    Each non-employee directors is paid an annual retainer of $40,000, paid quarterly. The Chair of the Audit Committee receives an additional retainer of $20,000 per year, paid quarterly. Each non-employee director also receives $1,000 for each Board meeting that he or she attends and for each Board committee meeting he or she attends (no more than $1,000 per day, even if multiple meetings). Directors are reimbursed for their out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Stock Options.   Each non-employee member of the Board of Directors is granted an option to purchase 12,000 shares of common stock at fair market value, on an annual basis. These options vest in full on the anniversary of the date of grant, provided the director continues to serve as a director at that time. They have a term of ten years and expire within 90 days of the director's termination of service, or one year if such termination is due to death or disability.